BlackRock MuniHoldings Insured Fund, Inc.

FILE #811-08707

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
07/20/07	South Carolina Pub Svc Santee Cooper	342,525,000	10,000,000	Citigroup Global Markets Inc., Goldman, Sachs & Co., Bear, Stearns & Co., Merrill Lynch & Co. , Morgan Stanley & Co. Incorporated.